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                                                                 Exhibit 4.12

                                                                Date__________

                                AMENDMENT NO. 1
                                       TO
               COMMON STOCK SUBSCRIPTION AND REPURCHASE AGREEMENT


   THIS AMENDMENT NO. 1 TO COMMON STOCK SUBSCRIPTION AND REPURCHASE AGREEMENT ("Amendment") is made and entered into as of _______________, by and between EDUCATION MANAGEMENT CORPORATION, a Pennsylvania corporation ("EMC"), and ______________ ("Management Stockholder").

                                  WITNESSETH:

   WHEREAS, EMC and Management Stockholder entered into that certain Common Stock Subscription and Repurchase Agreement dated as of _____________ (the "Agreement"); and

   WHEREAS, EMC and Management Stockholder desire to amend the Agreement in order to provide that certain repurchases thereunder that are at a purchase price equal to the lesser of Fair Market Value and the Compounded Adjusted Purchase Price (as those terms are defined in the Agreement) will instead be at Fair Market Value;

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

   1. Amendment of Section 10(b). Section 10(b) of the Agreement is hereby amended and restated in its entirety as follows:

   "(b) Termination Upon Resignation of Employment; EMC's Call. Upon termination, prior to a Public Distribution, of your employment with EMC or any subsidiary thereof as a result of your resignation, then, in such event, EMC shall have the right, upon delivery of notice to you, for a period of 90 calendar days after the Date of Termination, to repurchase any and all Shares owned by you. If EMC notifies you in accordance with Section 11 hereof of its determination to exercise such right, you shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in
   Section 12 hereof to EMC at a price equal to the product of (i) the Fair Market Value of each such Share on the Date of Termination and (ii) the number of Shares so purchased."


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   2.  Amendment of Section 10(d)(i).  Section 10(d)(i) of the Agreement is
hereby amended and restated in its entirety as follows:

       "(i) EMC's Call. Upon termination, prior to a Public Distribution, of your employment with EMC or any subsidiary thereof for any reason other than as a result of (A) your death, (B) Incapacity, (C) retirement having attained Normal Retirement Age, (D) your resignation or (E) a termination for Cause, then, in such event, EMC shall have the right, upon delivery of notice to you, for a period of 90 calendar days after the Date of Termination, to repurchase any or all Shares owned by you. If EMC so notifies you in accordance with Section 11 hereof of its determination to exercise such right, you shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in Section 12 hereof to EMC at a price equal to the product of (i) the Fair Market Value of each such Share as of the Date of Termination and (ii) the number of such Shares so purchased."

   3. No Other Amendments. Except as expressly amended by this Amendment, the Agreement and each and every representation, warranty, covenant, term and condition therein, are hereby specifically ratified and confirmed.

   4. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

   5. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

   IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                                          EDUCATION MANAGEMENT CORPORATION


                                          By:___________________________________

                                             CHAIRMAN AND CHIEF EXECUTIVE
                                             OFFICER

WITNESS:                                  MANAGEMENT STOCKHOLDER:


_______________________________           _____________________________________